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                                 EXHIBIT 16(a)

                       [Arthur Andersen LLP Letterhead]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 2, 2000

Dear Sir/Madam:

We have read the paragraphs 1, 3, 4, and 6 of Item 4 included in the Form 8-K dated May 2, 2000 of TNP Enterprises, Inc. and Texas-New Mexico Power Company, filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


Copies to:
William J. Catacosinos, TNP Enterprises, Inc.
Kevern R. Joyce, Texas-New Mexico Power Company